Exhibit 10.45
HEALTH FITNESS CORPORATION
2008 Executive Bonus Plan
The Health Fitness Corporation Executive Bonus Plan for 2008 is designed to provide an annual performance incentive for executive officers based on the achievement of certain financial objectives. The financial objectives are set annually by the Board of Directors. Payments under the bonus plan that are based on the achievement of financial objectives include the following performance criteria: revenue and earnings before interest, taxes, depreciation and amortization (EBITDA).
Under this bonus plan, the Chief Executive Officer may receive a bonus of between 9.0% and 67.5% of base salary, the Chief Financial Officer may receive a bonus of between 4.6% and 34.5% of base salary and other executive officers may receive between 3.6% and 34.5% of their base salary. The level of bonus to be earned corresponds with the Company achieving between 93.4% to 110% of budgeted revenue objectives, and 78% to 110% of budgeted EBITDA objectives. No bonuses are earned if the Company achieves less than 93.4% of the planned revenue targets and less than 78% of the planned EBITDA targets.